    As filed with the Securities and Exchange Commission on October 7, 1996

                                                            Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                           ----------------------

                                    Form S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           ----------------------

                                TSX CORPORATION
               (Exact name of registrant as specified in charter)


              NEVADA                                       74-2678034
   (State or other jurisdiction of             (I.R.S. Employer Identification
   incorporation or organization)              Number)

                            4849 N. MESA, SUITE 200
                              EL PASO, TEXAS 79912
                                 (915) 533-4600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               HAROLD C. TAMBURRO
                            CHIEF FINANCIAL OFFICER
                            4849 N. MESA, SUITE 200
                              EL PASO, TEXAS 79912
                                 (915) 533-4600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           ----------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
     as soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                    AMOUNT TO BE    OFFERING PRICE PER     AGGREGATE OFFERING       AMOUNT OF
        SECURITIES TO BE REGISTERED                  REGISTERED          SHARE(1)               PRICE(1)          REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, PAR VALUE $.01 PER SHARE  . . . . .   300,000 SHS.(2)        $16.25            $4,875,000.00          $1,477.27
====================================================================================================================================

(1) ESTIMATED SOLELY FOR THE PURPOSE OF COMPUTING THE REGISTRATION FEE IN ACCORDANCE WITH RULE 457(C).
(2) THIS REGISTRATION STATEMENT ALSO INCLUDES AN INDETERMINATE NUMBER OF SHARES OF COMMON STOCK WHICH MAY BE ISSUED ON ACCOUNT OF CERTAIN ANTIDILUTION PROVISIONS APPLICABLE TO THESE SHARES.

                             -------------------

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.    *
*  A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED   *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION.  THESE SECURITIES MAY     *
*  NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE    *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE.  THIS PROSPECTUS SHALL NOT   *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************

                  SUBJECT TO COMPLETION, DATED October 4, 1996

Prospectus
                                TSX CORPORATION

                         300,000 SHARES OF COMMON STOCK


       This Prospectus relates to 300,000 shares ("Shares") of Common Stock, $.01 par value per share ("Common Stock"), of TSX Corporation, a Nevada corporation ("TSX" or "Company"), offered by William H. Lambert, Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Lambert is referred to in this Prospectus as "Selling Stockholder". The Shares offered by Mr. Lambert hereunder are issuable to Mr. Lambert upon the exercise of certain options granted by the Company to Mr. Lambert to purchase Common Stock of the Company.

       The Selling Stockholder may from time to time sell all or a portion of the Shares offered hereunder in the over- the-counter market, on any national securities exchange in which the Common Stock of the Company is then listed or traded, on the NASDAQ National Market System ("NASDAQ/NMS"), in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. See "Plan of Distribution". The Company will not receive any of the proceeds from the sale of the Shares offered hereunder. See "Use of Proceeds". All expenses in connection with the registration of the Shares will be borne by the Company, but all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder.

       The Selling Stockholder and any broker-dealer participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Shares and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof or the existence of an exemption from registration under the securities laws of the states in which such transactions occur.

       All share and per share amounts in respect to the Common Stock of the Company set forth in this Prospectus have been adjusted to reflect the effect of a three-for-two stock split effected on July 18, 1996 in the form of a stock dividend of one share of authorized and unissued Common Stock of the Company for each two shares of Common Stock issued and outstanding on the record date of June 28, 1996.

       The Common Stock of the Company is traded on the NASDAQ/NMS under the symbol "TSXX". On October 4, 1996, the closing sale price of the Common Stock was $16.50 per share.

       SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

                             -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is October 4, 1996

       NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHO, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, materials and other information concerning the Company may be inspected at the offices of the NASDAQ/NMS Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

       This Prospectus constitutes part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information regarding the Company and the Shares offered hereby.


                           INCORPORATION BY REFERENCE

       There are incorporated herein by reference the following documents heretofore filed by the Company with the Commission:

                  (a) The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1996 (the "Fiscal 1996 10-K");

                  (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 27, 1996;

                  (c) The Company's Current Report on Form 8-K dated June 14, 1996;

                  (d) The description of the Company's Common Stock, $.01 par value per share, which is contained in the Company's registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

           All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

           Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

           The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Requests should be addressed to TSX Corporation, 4849 N. Mesa, Suite 200, El Paso, Texas 79912, telephone number
(915) 533-4600, Attention:  Victor Gherson.

                             -------------------

                                    SUMMARY

           The following is a brief summary of certain information contained in this Prospectus or included in the documents incorporated in this Prospectus by reference. This Summary does not purport to be complete and is qualified in its entirety by reference to the full text of this Prospectus and the information included in such documents.

                                  THE COMPANY

           The Company, through its wholly-owned subsidiary, Texscan Corporation, designs and manufactures high technology distribution electronics, character generators and advertising insertion equipment for worldwide cable television ("CATV") markets. The address of the Company's principal executive offices is 4849 N. Mesa, Suite 200, El Paso, Texas 79912 and its telephone number is (915) 533-4600.

                                  THE OFFERING
Securities offered by the Company . . . . . . . . . .None

Common Stock offered by the Selling Stockholder      300,000 Shares

Common Stock outstanding
at October 4, 1996  . . . . . . . . . . . . . . . . .15,423,666 Shares

NASDAQ/NMS Trading Symbol . . . . . . . . . . . . . .TSXX

Use of Proceeds . . . . . . . . . . . . . . . . . . .The net proceeds from the sale of the Shares offered
                                                     hereby by the Selling
                                                     Stockholder will be
                                                     received directly by the
                                                     Selling Stockholder.  No
                                                     such proceeds will be
                                                     received by the Company.

                           INVESTMENT CONSIDERATIONS

           In addition to other information included elsewhere in this Prospectus and in the documents incorporated by reference in this Prospectus, prospective investors should give careful consideration to the following information in evaluating the Company, its business, securities and prospects.

AFFILIATION WITH TELE-COMMUNICATIONS, INC.

           Investment Agreement. Tele-Communications, Inc. ("TCI")(1) beneficially owns 7,022,248 shares of Common Stock of the Company. Of the 7,022,248 shares beneficially owned, 6,327,000 shares are currently owned of record, 595,248 shares may be acquired upon exercise of stock options granted by the Company, and 100,000 shares relate to stock options to be granted by the Company which the Company and TCI are in the process of negotiating. The shares owned of record were purchased on March 14, 1994, pursuant to an Investment Agreement (the "Investment Agreement") dated that date between the Company and TCI. The stock options covering the above 695,248 shares that have been or may be granted are pursuant to the terms of the Investment Agreement, under which the Company granted to TCI certain preemptive rights to purchase shares or derivative securities issued by the Company. At October 4, 1996, the aggregate beneficial ownership by TCI of Common Stock of the Company represented 43.6% of Common Stock of the Company outstanding as of that date.

           The Investment Agreement grants TCI the right to appoint two (2) members of the Company's five (5) member Board of Directors, provided that if and so long as TCI should hold less than 25% of the Company's outstanding Common Stock, TCI has the right to appoint only one director. Two representatives of TCI presently serve on the Board of Directors of the Company. In addition, the Investment Agreement provides that the Company must obtain super-majority (4 of 5) approval of the Board of Directors to: (a) incur additional liabilities (except for trade payables in the ordinary course of business), including debt for borrowed money, in excess of $5 million per year; (b) issue any capital stock or the right to acquire capital stock of the Company except with respect to certain existing warrants and options; (c) remove the chief executive officer of the Company or make a change in the number of directors of the Company; (d) declare or pay any dividend or distribution on its capital stock other than a dividend solely in the form of shares of its capital stock; (e) sell a material portion of the assets of the Company or any Company subsidiary or merge the Company or any Company subsidiary with another entity; (f) engage in transactions between the Company (or any Company subsidiary) and officers or directors of the Company which exceed $1 million; (g) acquire or enter into any kind of business other than the kind of business currently carried on by the Company and its subsidiaries;
(h) make any repurchase or redemption of any shares of its capital stock; (i) amend the Company's Articles of Incorporation or Bylaws; or (j) make capital expenditures in excess of $2 million per transaction or series of related transactions.

           The Investment Agreement provides for certain preemptive rights to TCI to maintain its percentage equity interest in the Company by purchasing additional shares of Common Stock and convertible securities, rights and options as and when the Company issues additional shares of Common Stock and securities convertible into or exchangeable or exercisable for additional shares of Common Stock or rights or options to subscribe for or to purchase additional shares of Common Stock, except with respect to additional shares of Common Stock issued by the Company (i) as a stock dividend, (ii) upon subdivision or combination of shares of Common Stock and (iii) pursuant to (A) rights, warrants and options in existence on the date of the Investment Agreement, or (B) qualified employee incentive stock options from time to time granted by the Company. The purchase price to be paid by TCI upon exercise of its preemptive rights is to be equal to the consideration paid by the third party purchasers or the fair market value thereof in the case of property as consideration.

           The Investment Agreement requires the Company to amend, at TCI's request, the Company's Articles of Incorporation and Bylaws to the extent that they are inconsistent or silent with respect to the provisions of the Investment Agreement regarding nomination, election and meetings of directors, supermajority board approval and preemptive rights, and the Company expects that such provisions may require, if requested by TCI, minor conforming





---------------------------

 1References to TCI in this Prospectus include its subsidiaries and affiliates, unless the context indicates otherwise.

amendments to the Articles of Incorporation and Bylaws. Any amendments to the Articles of Incorporation would require approval of the Company's stockholders.

           As part of the transactions between the parties, the Company granted TCI and its permitted transferees certain rights entitling TCI and its permitted transferees to require the Company to register the shares purchased by TCI under the Investment Agreement and any and all shares or other securities issued by the Company in exchange for or in respect of such shares. The Company is obligated to pay all costs and expenses in connection with registration of such shares, including counsel fees, but excluding brokerage commissions and underwriting discounts. Each of the Company and TCI indemnify the other, upon customary terms and conditions, in respect of any registration of such shares.

           The Investment Agreement and the obligations of the parties thereunder terminate upon the earlier to occur of (i) written consent of the Company and TCI, (ii) the 20th anniversary date of the agreement or (iii) at such time as TCI ceases to hold at least 20% of the outstanding shares of Company Common Stock.

           TCI is the largest single shareholder and the largest single customer of the Company (see "Master Purchase Agreement" below). By virtue of its share ownership position and rights under the Investment Agreement, including the right to appoint two members of the five member Board of Directors of the Company, TCI may, under the rules of the Securities and Exchange Commission, be deemed to be a controlling person of the Company.

           Master Purchase Agreement. On June 21, 1993, prior to the parties' entry into the Investment Agreement, the Company and TCI negotiated at arm's length and entered into a Master Purchase Agreement for a term commencing as of January 18, 1993 and expiring December 31, 1996, subject to earlier termination under certain circumstances (the "TCI Purchase Agreement"). The TCI Purchase Agreement establishes prices at which TCI is to purchase a minimum of twenty percent of TCI's total of CATV distribution equipment purchased by TCI during the term of the TCI Purchase Agreement; no penalties accrue to TCI should TCI not purchase the percentage of equipment agreed to. TCI is not obligated to purchase any products, and the Company's obligation to sell to TCI is conditioned upon TCI's purchasing at least 20% of the total amount of certain specified CATV distribution equipment purchased by TCI each year during the four year term. The Company has agreed under certain circumstances not to sell its products or services covered by the TCI Purchase Agreement for a price less than that available to TCI, except for the limited purpose of conducting special or promotional sales, in which case the Company is required to offer contemporaneously to TCI the same pricing, volume and terms of any such special or promotional sale. The Company is uncertain of the significance of the TCI Purchase Agreement on TCI's decision to purchase the Company's products and the Company does not know if TCI has purchased the 20% of equipment agreed to under the TCI Purchase Agreement. The Company believes the expiration of the TCI Purchase Agreement in December 1996 will not have a material effect upon the Company's relationship with TCI. The previous sentence is a forward looking statement. See "Company Operations" in Item 1, Business, of the Fiscal 1996 10-K for cautionary statements identifying important factors that could affect actual results.

           TCI has been the largest customer of the Company's CATV distribution segment. During fiscal 1996, 1995 and 1994, purchases from the Company by TCI amounted to approximately 44%, 36%, and 32% of the Company's consolidated net sales from continuing operations, respectively. Sales under the TCI Purchase Agreement to TCI have exceeded $60 million term to date.

COMPETITION

           The industries in which the Company operates are highly competitive. Competition is based upon price, reliability, product offering, system architecture, and delivery time. The Company believes that most of its competitors are larger, more diversified, and have greater financial resources than the Company. Nevertheless, the Company believes that its technologically advanced CATV distribution products, as well as its commitment to quality and customer service, permit it effectively to compete in the sale of the equipment needed to construct, operate and maintain a CATV system. The Company's ability to continue to compete successfully will depend upon, among other factors, the Company's continuing to be able to offer reliable products at competitive prices and under a competitive time frame for delivery and upon the Company's ability to finance, through internal and external means of financing, the necessary growth and expansion of the Company's facilities and operations.

GOVERNMENT REGULATION

           The Company is not subject to any substantial, direct governmental regulation. However, many of the Company's significant customers are cable television system operators who are subject to substantial regulation by various federal, state and local governmental authorities. The regulation of CATV systems at the federal, state and local levels is the subject to political process and has been in flux over the past decade. While factors such as the current requirements of the regulations of the Federal Communications Commission, the current Federal requirements as set through legislation and the current actions of state, county, and municipal governments in the franchising of cable televisions systems may have the effect of increasing the Company's customers' cost of doing business and/or restricting rates which the Company's customers may charge for basic services, the Company believes that the overall impact of these factors in light of the United States Telecommunications Act of 1996 may be positive. However, there can be no assurance of the impact of such factors on the Company and its markets. The previous sentences are forward looking statements. See "Company Operations" and "Market Conditions" in Item 1, Business, of the Fiscal 1996 10-K for cautionary statements identifying important factors that could affect actual results.

FOREIGN OPERATIONS

           During fiscal 1996, 1995 and 1994, approximately 31%, 50% and 23%, respectively, of the Company's net sales from continuing operations were made to customers outside the United States, principally in Europe through the Company's European subsidiaries, the Pacific Rim, and South America. Several major U.S. CATV operators are now expanding their businesses internationally, either on their own, or through direct equity investment in foreign companies. Much of Europe, South America, the Middle East and Far East is not cabled and the Company believes this factor represents growth opportunities for the Company's customers, the cable system operators. The previous sentence is a forward looking statement. See "Company Operations" and "Foreign Market" in
Item 1, Business, of the Fiscal 1996 10-K for cautionary statements identifying important factors that could affect actual results. The CATV market in Europe, the Middle East, the Far East, South America and Mexico represented approximately 35% of the Company's CATV distribution segment net sales in fiscal 1996. Prior to fiscal 1996, the Company experienced significant growth in international business. In contrast, fiscal 1996 net sales from international business declined on reduced demand for the Company's products in the South Korean and United Kingdom markets. Because the Company believes that international markets contain significant opportunities which may enhance net sales growth, the Company continues to be actively engaged in marketing its products worldwide. The previous sentence is a forward looking statement. See "Company Operations" and "Foreign Market" in Item 1, Business, of the Fiscal 1996 10-K for cautionary statements identifying important factors that could affect actual results.

           Net identifiable assets outside the United States at April 30, 1996, 1995 and 1994 were as follows: Mexico $14.1 million, $15.3 million and $8.7 million, respectively; and Europe $5.2 million, $6.2 million and $3.3 million, respectively.

           The Company has determined the U.S. dollar to be the functional currency for its European and Mexican subsidiaries. The Company does not employ currency hedging techniques to manage its exposure to gains and losses from currency exchange rate fluctuations. The Company anticipates that it will remain susceptible to gains and losses on currency exchange rate fluctuations for the foreseeable future. The amount of such gains and losses may be material when viewed in light of the Company's operating earnings. The previous sentences are forward looking statements. See "Company Operations" in
Item 1, Business, and "Foreign Currency Exchange Risks" in Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, of the Fiscal 1996 10-K for cautionary statements identifying important factors that could affect actual results.

           The Company's primary manufacturing facility is located in Cd. Juarez, Mexico. The Company believes that the current political environment in Mexico is stable and that its relations with its employees, both U.S. and Mexican, are satisfactory. However, there can be no assurance that such conditions will continue to prevail. The previous sentence is a forward looking statement. See "Company Operations" in Item 1, Business, of the Fiscal 1996 10-K for cautionary statements identifying important factors that could affect actual results.

DEPENDENCE ON KEY PERSONNEL

           The operations of the Company depend to a significant extent upon the efforts of certain of its senior management. TSX has an employment agreement with Mr. Lambert, which would presently expire in May 1999. TSX also has employment agreements with Harold C. Tamburro, the Company's Vice President-Finance, Chief Financial Officer and Secretary, and George L. Fletcher, the Company's Senior Vice President-Marketing. The term of each such employment agreements is automatically extended for a two year period each day during the term unless terminated by either party by a two-year written notice of termination given at least 120 days prior to any May 1 during the term. The loss of one or more of these persons could have a material adverse effect on the Company's operations.

VOTING STOCK CONTROLLED BY TCI

           For information regarding TCI's beneficial ownership of the Company's Common Stock, see "Affiliation with Tele-Communications, Inc. - Investment Agreement". This ownership position in the Company's Common Stock enables TCI effectively to control most matters submitted to a vote of the Company's stockholders.

LACK OF DIVIDENDS

           The Company has not paid any cash dividends on its Common Stock since emerging from bankruptcy in 1987. It is the present policy of TSX's Board of Directors to retain any future earnings of TSX to finance growth and development of TSX's business and/or to retire debt as incurred. Any future dividend payments will be made at the discretion of the Board of Directors and will depend upon the Company's financial condition, capital requirements, earnings, liquidity and other factors. Additionally, pursuant to the terms of the Investment Agreement, the payment of cash dividends requires the approval of a supermajority (4 of 5) of the Board of Directors. See "Affiliation with Tele-Communications, Inc." above. The payment of dividends is also subject to the Company's bank Revolving Credit Agreement, which prohibits the payment of dividends without the prior consent of the bank. See "Liquidity and Capital Resources - Bank Revolving Credit Agreement" in Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, of the Fiscal 1996 10-K for additional information on the Revolving Credit Agreement.

                                USE OF PROCEEDS

           All of the Shares offered hereby are offered by the Selling Stockholder. The Company will receive none of the proceeds from any sale of such Shares.


                              SELLING STOCKHOLDER

           The Shares offered hereunder by Mr. Lambert are issuable upon the exercise of options (the "Options") granted to Mr. Lambert pursuant to a Stock Option Agreement dated March 14, 1994 (the"Stock Option Agreement"). Mr. Lambert also owns directly 3,000 shares of Common Stock of the Company and beneficially owns an additional 300,000 shares of Common Stock of the Company which are issuable to Mr. Lambert upon his exercise of additional options granted to him under the Stock Option Agreement. The Stock Option Agreement provides for a change in the number of Shares issuable upon exercise of the Options to prevent dilution resulting from stock splits, stock dividends and similar transactions. The registration statement of which this Prospectus is a part and this Prospectus shall be deemed to cover any additional shares which may become issuable or be issued with respect to the Shares in connection with such anti- dilution provisions.


                              PLAN OF DISTRIBUTION

           The Shares may be sold from time to time by the Selling Stockholder, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more securities exchanges, or NASDAQ/NMS, or in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transactions; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholder in amounts to be negotiated immediately prior to the sale. The Selling Stockholder, such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profit on the sale of the Shares by such brokers or dealers and any discounts, commissions or concessions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. Upon the company being notified by the Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the Act, disclosing (i) the name of the Selling Stockholder and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. The Selling Stockholder may indemnify any broker or dealer that participates in transactions involving the sale of Shares against certain liabilities under the Securities Act.

           In the Employment Agreement between the Company and the Selling Stockholder, dated May 1, 1995, the Company and the Selling Stockholder each have agreed to indemnify the other in connection with the registration of the Shares with respect to certain civil liabilities, including certain liabilities under the Securities Act of 1933.

           The Company will pay all expenses incident to the registration of the Shares offered hereby. The Company will not pay any expenses incident to the offering and sale of Shares by the Selling Stockholder to the public, including, but not limited to selling and other expenses and commissions and discounts of underwriters, dealers or agents.

                                 LEGAL MATTERS

           The legality of the Shares offered hereby are being passed upon for the Company by Kummer Kaempfer Bonner & Renshaw, Las Vegas, Nevada.

                                    EXPERTS

           The consolidated balance sheets as of April 30, 1996 and 1995 and consolidated statements of operations, stockholders equity, and cash flows, and schedule for each of the years in the three-year period ended April 30, 1996 of TSX Corporation have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                TSX CORPORATION

                   ----------------------------------------

                                  PROSPECTUS

                   ----------------------------------------

                          300,000 SHARES COMMON STOCK

                   ----------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The expenses of the Company of issuance and distribution of the securities (other than underwriting discounts and commissions) are:

Securities and Exchange Commission Registration Fee . . . . . . . . . . . . . . . . . . . . . . .$ 1,477.00
                                                                                                 ----------
Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$ 5,100.00*
                                                                                                 ----------

Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$37,500.00*
                                                                                                 ----------
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$ 5,922.00*
                                                                                                 ----------
     Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$49,999.00*
                                                                                                 ----------

-----------
*Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Nevada General Corporation Law

                  Subsection (1) of Section 78.751 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                  Subsection (2) of Section 78.751 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including amounts paid in settlement as attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

                  Section 78.751 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.751, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 78.751 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 78.751 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities.

                  Section 78.751 further provides that the indemnification discussed above shall only be made where a determination is made that such indemnification is proper in the circumstances because such person has met the applicable standard of conduct discussed above. Such determination is to be made: (a) by the stockholders;
           (b) by a majority vote of the Board of Directors consisting of a quorum of disinterested Directors; (c) if such quorum of disinterested Directors so order; or (d) if such a quorum of disinterested Directors cannot be obtained, by independent legal counsel in a written opinion. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay such amount unless it shall be ultimately determined he is not entitled to indemnification by the company.

                  Section 78.037 of the Nevada Revised Statutes provides that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer provided that such provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the unlawful payment of distributions.

           Articles of Incorporation

                  Article TENTH of the Company's Articles of Incorporation provides for indemnification of officers and directors of the Company as follows:

                           To the fullest extent permitted by the laws of the
                  State of Nevada, as the same exist or may hereafter be amended, directors and officers of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as directors or officers, as the case may be, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of distributions in violation of Section 78.300 of the Nevada General Corporation Law. If the Nevada General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada General Corporation Law, as so amended. The Corporation shall be required, to the fullest extent a corporation is empowered by Sections 78.751 and
                  78.752 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented from time to time, to indemnify any and all directors and officers of this Corporation, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those hereby indemnified may be entitled under any By-law, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                           Any repeal or modification of this paragraph by the
                  stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

           Bylaws

                  Article VI of the Company's Bylaws provides for indemnification of directors and officers of the Company, as follows:

                           The Corporation shall indemnify any person who was
                  or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                           The Corporation shall indemnify any person who was
                  or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent for the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

                           To the extent that a director, officer, employee or
                  agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                        Any indemnification under Sections 1 and 2 of this
                  Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections 1 and 2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or
                  (c) by the stockholders.

                           Expenses incurred in defending a civil or criminal
                  action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this
                  Article VI.

                           The indemnification and advancement of expenses
                  provided by, or granted pursuant to, the other subsections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                           The Corporation shall have power to purchase and
                  maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

                           For the purposes of this Article VI, references to
                  "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

                           The indemnification and advancement of expenses
                  provided by, or granted pursuant to, this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
                  Any repeal, amendment or restatement of these bylaws shall not adversely affect any right or protection of an officer or director of the Corporation existing at the time of such repeal, amendment or restatement.

           Insurance

                  Officers and directors of the Company are covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against losses and liabilities arising from any alleged "wrongful act" including any alleged error or misstatement or misleading statement, or wrongful act or omission or neglect or breach of duty.

ITEM 16.  EXHIBITS

           4.1 Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3(A) to the Registrant's Annual Report on Form 10-K for the fiscal year ended April 30, 1994).

           4.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3(B) to the Registrant's Annual Report on Form 10-K for the fiscal year ended April 30, 1994).

           5      Opinion of Kummer Kaempfer Bonner & Renshaw.

           23.1   Consent of Kummer Kaempfer Bonner & Renshaw (set forth in
                  Exhibit 5).

           23.2   Consent of KPMG Peat Marwick LLP.

           24.1 Power of Attorney (set forth on Page II-7 of this Registration Statement).

           24.2 Certified copy of Resolutions of Board of Directors authorizing Power of Attorney.

           99.1 Employment Agreement between the Company and William H. Lambert dated May 1, 1995 (incorporated herein by reference to Exhibit 10(A)(1)1 to the Registrant's Annual Report on Form 10-K dated April 30, 1995).

           99.2 Stock Option Agreement between the Company and William H. Lambert dated March 14, 1994 (incorporated herein by reference to Exhibit 10(A)(1)3 to the Registrant's Annual Report on Form 10-K dated April 30, 1994).

ITEM 17.  UNDERTAKINGS

           The Company undertakes:

           1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses
(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or
Section 15(d) of the 1934 Act that are incorporated by reference in this registration statement.

           2. That, for purposes of determining liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

           4. That, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering therefor.

           5. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

           6. For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each of TSX Corporation, a Nevada corporation, and the undersigned directors and officers of TSX Corporation, hereby constitutes and appoints William H. Lambert and Harold C. Tamburro, its or his true and lawful attorneys-in-fact and agents, for it or him and in its or his name, place and stead, in any and all capacities with full power to act alone, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file each such amendment, with all exhibits thereto, and any and all such other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in- fact and agents, and each of them, full power and authority to do and perform all acts and things requisite and necessary to be done in and about the premises as fully to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Paso, State of Texas, on October 4, 1996.

                                  TSX CORPORATION


                                  By: \s\ Harold C. Tamburro
                                      -----------------------------------------
                                      Harold C. Tamburro
                                      Vice President-Finance and Chief Financial
                                      Officer

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


 SIGNATURES                            TITLE                         DATE
 ----------                            -----                         ----

 \s\ William H. Lambert                                         October 4, 1996
 ----------------------------   Chairman of the Board,
 William H. Lambert             President and Chief Executive
                                Officer (Principal Executive
                                Officer)



 \s\ Harold C. Tamburro                                         October 4, 1996
 ----------------------------   Vice President-Finance, Chief
 Harold C. Tamburro             Financial Officer and Secretary
                                (Principal Financial and
                                Accounting Officer)



 \s\ Talton R. Embry                                            October 4, 1996
 ----------------------------   Director
 Talton R. Embry



 \s\ Lewis Solomon                                              October 4, 1996
 ----------------------------   Director
 Lewis Solomon


 \s\ J.C. Sparkman                                              October 4, 1996
 ----------------------------   Director
 J.C. Sparkman



 \s\ Larry E. Romrell                                           October 4, 1996
 ----------------------------   Director
 Larry E. Romrell

                               INDEX TO EXHIBITS


 EXHIBIT NUMBER        DESCRIPTION                                                    EXHIBIT FILED HEREWITH
 --------------        -----------                                                    ----------------------
 4.1                   Articles of Incorporation of the Registrant (incorporated
                       by reference to Exhibit 3(A) to the Registrant's Annual
                       Report on Form 10-K for the fiscal year ended April 30,
                       1994).

 4.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3(B) to the Registrant's Annual Report on Form 10-K for the fiscal year ended April 30, 1994)

 5                     Opinion of Kummer Kaempfer Bonner & Renshaw                    Filed Herewith

 23.1                  Consent of Kummer Kaempfer Bonner & Renshaw (set forth in      Filed Herewith
                       Exhibit 5)

 23.2                  Consent of KPMG Peat Marwick LLP                               Filed Herewith

 24.1 Power of Attorney (set forth on page II-7 of this Registration Statement)

 24.2                  Certified copy of Resolutions of Board of Directors            Filed Herewith
                       authorizing Power of Attorney

 99.1                  Employment Agreement between the Company and William H.
                       Lambert dated May 1, 1995 (incorporated herein by reference to Exhibit 10(A)(1)1 to the Registrant's Annual Report on
                       Form 10-K dated April 30, 1995).

 99.2                  Stock Option Agreement between the Company and William H.
                       Lambert dated March 14, 1994 (incorporated herein by reference to Exhibit 10(A)(1)3 to the Registrant's Annual
                       Report on Form 10-K dated April 30, 1994).